Exhibit 10.4
                            Co-development Agreement

In order to provide an uniform IT-based working platform to the domestic professional guarantor organizations, Shenzhen Small & Medium Sized Enterprises Credit Guarantee Center (hereinafter referred to as "Party A") and Shenzhen Hengtaifeng Technology Co., Ltd. (hereinafter referred to as "Party B") will cooperate to jointly develop a set of computer software named Information System for Credit Guarantee Management of Small & Medium Sized Enterprises (hereinafter referred to as "the Software"). This agreement is signed to standardize the cooperative project and ensure it is implemented successfully.

Article One: General Rules

Party A is chosen by the State Economic and Trade Commission to carry out the nation-wide Small & Medium Sized Enterprises Credit Guarantee Experiment. It has accumulated relatively rich practical experience in professional guarantee field and built an integrated management architecture. Relatively speaking, it is influential in the industry.

Party B has relatively rich experience in professional software development. It has built a professional development team and is influential in Shenzhen.

Based on the principle of mutual rewarding and through amicable negotiation, Party A and Party B decide to cooperate to develop the Software. Part A is not only the developer, but also the first one to try with the Software. After the Software passes the trial process, Party A will be entitled to own a copy of the official version of the Software, and can recommend it to the State Economic & Trade Commission for an appraisal. Party A and Party B will jointly commit themselves to the promotion and application of the Software.

Article Two: Development Period

The development period of this project will be six months since this agreement takes effect. Detailed development plan will be discussed later.

Article Three: Party A's Responsibilities

1. Party A has the responsibility to provide demand information, business process for the development, and the whole guarantee business contents required for the development.
2. When the Software goes into testing stage, Party A is responsible for providing required computer system environment (include hardware, network and system software) to ensure the Software is tested and used in normal condition.
3. When the Software is promoted and implemented, Party A has the responsibility to assist Party B and jointly carry out the marketing activities.
4.   Party A may have access to Party B's technical information, trade secrets


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     and other information that Party B deems not appropriate to disclose to the public. Party A shall keep all the information strictly confidential.

Article Four:   Party B's Responsibilities

1. Party B is the implementing party of the technology, and is responsible for system analysis, system design, software programming, system test and other related works.
2. During the testing stage of the Software, Party B is responsible for providing the technical guidelines for building the computer system environment required when Party A tests the Software.
3. Within one year of the Party A's formal start of using the Software, Party B is responsible for providing technical support with no charge.
4. Based on the fact that the Software is developed by both Parties, Party B is responsible to disclose to Party A all the technical documents (include the topology architecture and the source codes, etc.) produced in the development. But Party A must not make available these documents to any third party.
5. Party B may have access to Party A's business data and other information that Party A deems not appropriate to disclose to the public. Party B shall keep all the information strictly confidential.

Article Five:   Development Cost

During the Software development process, Party A and Party B shall undertake the project development cost of their own parts. Party A and Party B will apply for "Ke San" Shenzhen Government Funds for Technology Development with this cooperation project, and the entire fund obtained will be invested in this project. Before the said governmental funds are obtained, as Party B will have to make substantial investment at the early stage, Party A will provide to Party B RMB 50,000.00 as the development subsidy, which will be paid in two times - the first 40% to be paid upon confirmation of the development requirements, the rest 60% to be paid upon successful completion of testing. After the said governmental funds are obtained, Party B agrees to firstly use it to return the RMB 50,000.00 to Party A.

Article Six:    Rights and Interests

1.    Copyright
o The copyright is jointly owned by Party A and Party B. When the Software is successfully developed, it is Party B's responsibility to register the copyright of the Software. The owner of the copyright should be registered as both Party A and Party B.
o If any party needs to license, transfer or pledge the copyright, written approval from both parties must be obtained, otherwise such action should be deemed invalid.
o Each Party holds one copy of the application form for software copyright registration, the software appraisal documents and the related certification documents, which are needed when applying for the software copyright registration. The original copy of the Certificate of Computer Software Copyright Registration will be kept by Party B, and Party A will


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      keep its copy and scanned pictures. When necessary, Party A may borrow the original copy from Party B.
o Each party will take on 50 percents of the cost for software copyright registration and of other related cost.
o Both Parties should commit themselves to intelligence copyright protection.
2. Party A has the right to use the Software for free (including the upgraded version and modified version of the Software), but this right is limited only to Party A and its subsidiaries.
3. The income obtained by sales of the Software should be distributed after deducting the taxes from the actual transaction amount. Party A owns 20 percents and Party B owns 80 percents. The income will be distributed semiannually until the protection period of the software copyright expires.

Article Seven: This Agreement enters into effect instantly after it is signed. Other issues not included in the Agreement will be discussed separately.

Article Eight: This Agreement is made in two duplicate copies, and each party holds one copy.

Party A: Shenzhen Small & Medium Sized Enterprises Credit Guarantee Center (Sealed with stamp) Legal Representative (or authorized representative):
Dated: November 12, 2002

Party B: Shenzhen Hengtaifeng Technology Co., Ltd. (Sealed with stamp) Legal Representative (or authorized representative):
Dated:



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